EXHIBIT 3.4 - Articles of Amendment of the Registrant, June 27, 2007


ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF BIODYNE
DEVELOPMENT COMPANY

Pursuant to the provisions of Article 4.04 of the Texas Business
Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE -

The name of the corporation is Biodyne Development Company.

ARTICLE TWO -

The following amendment to the Articles of Incorporation was adopted by the Shareholders of the Corporation on June 27th, 2007.

Article I of the Articles of Incorporation is hereby amended so as to read as follows:

The name of the corporation is: SIGNAL ADVANCE, INC.

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of such adoption was 25,899,650 and the number of shares entitled to vote thereon was 21,935,526.

ARTICLE FOUR

The number of shares that voted for the Amendment was 21,935,526 and the number of shares that voted against this Amendment was 0. This vote constituted an affirmative vote of not less than two-thirds (2/3) of all of the issued and outstanding shares of the Corporation entitled to vote on said amendment.

IN WITNESS WHEREOF, I have hereunto set my hand as the President and authorized representative of the Corporation this the 27th day of June, 2007, and effective as of the 1st day of July, 2007.


                              BIODYNE DEVELOPMENT COMPANY

                              BY: /s/ Chris M. Hymel

                              CHRIS HYMEL, President